UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2005

Crown Castle International Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16441	76-0470458
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

510 Bering Drive

Suite 500

Houston, TX 77057

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (713) 570-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(c) James D. Young, 44, has been appointed President, Tower Operations of the Company, to commence on or about October 17, 2005. Prior to joining the Company and since 2000, Mr. Young was Region Vice President – Network/Operations at Nextel Communications where he oversaw site development, radio frequency engineering and fixed network elements for Nextel’s network in the northeastern United States. From 1997 to 2000, Mr. Young was Vice President, Network/Operations – Florida with Nextel Communications, during which time he oversaw site development, radio frequency and network support for Nextel’s network in Florida.

James D. Cordes, 39, has been appointed Senior Vice President – Corporate Development & Strategy of the Company, to commence on or about October 3, 2005. Prior to joining the Company, from 2000 to 2004, Mr. Cordes was Director of Corporate Planning & Strategic Relationships with Novadigm, Inc., a publicly-traded enterprise management software company sold to Hewlett-Packard in 2004. In such capacity, Mr. Cordes led corporate strategy, mergers and acquisitions, strategic alliances and other special projects for Novadigm. From 1995 to 2000, Mr. Cordes was Vice President – Investment Banking with the Chicago office of Donaldson, Lufkin & Jenrette, Inc.

The Company will enter into a severance agreement with Mr. Young and Mr. Cordes. The terms and provisions of each severance agreement are summarized in Item 5.02 of the Company’s Form 8-K filed with the SEC on March 2, 2005, which summary is incorporated herein by reference. A form of each severance agreement is included as Exhibit 10.4 to such Form 8-K. During his employment with the Company, Mr. Young will be required to own 6,000 shares of the Company’s Common Stock by and after October 17, 2008, and Mr. Cordes will be required to own 6,000 shares of the Company’s Common Stock by and after October 3, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

By:	/s/ E. Blake Hawk
Name:	E. Blake Hawk
Title:	Executive Vice President
and General Counsel

Date: September 29, 2005

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